Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports Second Quarter 2010 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)—July 27, 2010--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended June 30, 2010.

Highlights

■	Achieved quarterly FFOM of $20.3 million or $0.38 per fully diluted share compared to $16.2 million or $0.33 per fully diluted share for the second quarter prior year.

■	Increased net operating income ("NOI") for same store wholly-owned portfolio by 8.2 percent over the second quarter 2009.

■	Achieved occupancy at the same store wholly-owned portfolio of 93.0 percent as of June 30, 2010 compared to 89.1 percent for the same date prior year.

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Improved pre-leasing at the same store wholly-owned portfolio for the upcoming academic year to 98.6 percent applied for and 95.1 percent leased as of July 23, 2010 compared to 95.4 percent applied for and 92.3 percent leased as of July 24, 2009. Rental rates for the upcoming academic year increased 1.9 percent over in-place rents.

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Entered into an agreement to purchase the full ownership interests in 14 student housing properties containing 8,534 beds with a total estimated value of approximately $348.9 million, currently owned in two joint ventures in which the company has a 10 percent interest.

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Entered into a contract to acquire Sanctuary Lofts, a 487-bed student community pedestrian to Texas State University in San Marcos, for a purchase price of $21.4 million. The transaction closed subsequent to quarter-end.

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Commenced construction on Villas at Babcock, a $35.4 million off-campus project that will serve students attending the University of Texas, San Antonio (UTSA). The 792-bed community is scheduled to open for occupancy in Fall 2011.

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Commenced construction on a $39.2 million owned on-campus American Campus Equity (ACE) development at the University of New Mexico. The 864-bed community is scheduled to open for occupancy in Fall 2011.

■	Completed the disposition of Campus Walk, a 432-bed owned off-campus property serving students attending the University of Mississippi, for a sale price of $9.2 million.

■	Commenced construction on the third-party project at Edinboro University containing 856 beds, which is anticipated to open for occupancy in Fall 2011.

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Selected by Princeton University to provide predevelopment services for a graduate student housing project on the University’s campus.  ACC and Princeton are currently in the process of documenting this predevelopment arrangement.

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Selected by Illinois State University to develop a third-party project containing approximately 900 beds. Construction on the apartment-style community is anticipated to commence during the first quarter 2011.

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Selected by Northern Illinois University to develop a third-party project containing approximately 1,000 beds. Construction on the freshman residence hall is anticipated to commence during the first quarter 2011.

Second Quarter 2010 Operating Results

Revenue for the second quarter 2010 totaled $76.7 million, up 7.6 percent from $71.3 million in the second quarter 2009. Operating income for the quarter increased to $17.8 million or 61.8 percent over the prior year second quarter primarily due to the opening of Barrett Honors College in August 2009 and the improved lease-up of the GMH portfolio for the 2009-2010 academic year.  Net income for the second quarter 2010 totaled $0.8 million, or $0.01 per fully diluted share, compared with a net loss of $5.3 million, or $0.11 per fully diluted share, for the same quarter in 2009.  FFO for the second quarter 2010 totaled $18.7 million, or $0.35 per fully diluted share, as compared to $15.4 million, or $0.31 per fully diluted share, for the same quarter in 2009. FFOM for the second quarter 2010 was $20.3 million, or $0.38 per fully diluted share, as compared to $16.2 million, or $0.33 per fully diluted share, for the second quarter prior year.  A reconciliation of FFO and FFOM to net income is shown on Table 3.

NOI for same store wholly-owned properties was $35.0 million in the quarter, up 8.2 percent from $32.4 million in the 2009 second quarter.  Same store wholly-owned property revenues increased by 3.0 percent over the 2009 second quarter, primarily due to an increase in occupancy resulting from the improved lease-up for the 2009-2010 academic year.  Same store wholly-owned operating expenses decreased by 2.4 percent, primarily due to reduced marketing costs.  NOI for the total wholly-owned property portfolio increased 12.1 percent to $36.5 million for the quarter from $32.6 million in the comparable period of 2009.  For purposes of calculating property NOI, the company defines property NOI as property revenues less direct property operating expenses, excluding depreciation but including allocated corporate general and administrative expenses.

“This was a record quarter that demonstrates our ability to execute on all aspects of our growth plan while continuing to produce solid operational results,” said Bill Bayless, American Campus CEO. “With our efforts resulting in over $400 million of external growth and an increase of 8.2 percent in same store NOI, we expect to achieve our 2010 strategic objectives and are poised to have our best year as a public company.”

Portfolio Update

As of July 23, 2010, the company’s same store wholly-owned portfolio was 98.6 percent applied for and 95.1 percent leased compared to 95.4 percent applied for and 92.3 percent leased for the same date prior year, with a projected rental rate increase of 1.9 percent over in-place rents. The same store ACC legacy portfolio was 98.6 percent applied for and 94.4 percent leased compared to 96.6 percent applied for and 92.3 percent leased for the same date one year ago.  The GMH same store portfolio was 98.7 percent applied for and 95.9 percent leased compared to 94.2 percent applied for and 92.3 percent leased for the same date prior year.

In June, the company entered into an agreement to purchase the full ownership interests in 14 student housing properties containing 8,534 beds currently owned in two joint ventures, in which the company currently has a 10 percent interest. The company is purchasing the 90 percent interest held by two separate institutional funds managed by Fidelity Real Estate Group. ACC will acquire the institutional funds' 90 percent interest in the 14 properties based on a total estimated value of approximately $348.9 million, which includes $252.2 million in mortgage loan debt at a weighted average interest rate of 5.85 percent and a weighted average remaining term to maturity of 3.5 years. Two of the existing joint venture properties are not included in the acquisition and will remain in the existing joint venture. This transaction is expected to close in the third quarter of 2010 and is subject to various closing conditions.

Construction has commenced on Villas at Babcock, an off-campus project that will serve students attending UTSA. The $35.4 million development is adjacent to the main campus and will consist of 14 residential buildings featuring 792 private bedroom and private bathroom accommodations in a townhome configuration. The property will feature an 8,000-square-foot community center including a fitness center, student lounge, game room, computer lab, and resort-style swimming pool. The community is anticipated to open for occupancy in Fall 2011.

During the second quarter, the company executed a ground lease and commenced construction on the $39.2 million ACE project at the University of New Mexico. The 864-bed community is expected to open in Fall 2011 and will feature fully furnished, apartment-style units with private bedrooms, private bathrooms, a large living area, fully equipped kitchens, and a washer and dryer in each unit. The 12,000-square-foot community center will contain on-site management offices, a computer center, study and meeting rooms, game room, state-of-the-art fitness center and resort-style swimming pool.

In July, the company acquired the Sanctuary Lofts apartments out of foreclosure for $21.4 million. Located adjacent to Texas State University in San Marcos, the 487-bed student housing asset was developed in 2006 and incorporates the former First Baptist Church into clubhouse amenities and a portion of the residential units. On-site amenities include a fitness studio, game room, coffee bar, tanning beds, and a pool. The asset also includes a 504-space-parking garage. The community is currently over 97 percent preleased for the 2010 – 2011 academic year.

At-The-Market (ATM) Share Offering Program

In May 2010, the company created an at-the-market equity program under which it may sell up to $150.0 million of its common stock. For the quarter ended June 30, 2010, the company sold 268,200 shares of common stock under this program at a weighted average price of $28.57 per share for net proceeds of approximately $7.5 million. Subsequent to quarter-end, the company sold an additional 160,700 shares of common stock under this program for net proceeds of approximately $4.4 million. The proceeds raised under the ATM program are being used to match fund the company’s acquisition and development activity.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com.  In addition, the company will host a conference call to discuss second quarter results and the 2010 outlook on Wednesday July 28, 2010 at 11 a.m. EDT (10:00 a.m. CDT). To participate by telephone, call 866-356-4279 passcode 15676857 at least five minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website.  A replay of the conference call will be available beginning two hours after the end of the call until August 4, 2010 by dialing 888-286-8010 or 617-801-6888 passcode 29587588. The replay also will be available for 30 days at www.americancampus.com and at www.earnings.com.  The call will also be available as a podcast on www.reitcafe.comwww.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

As defined by NAREIT, FFO represents income (loss) before allocation to noncontrolling interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

As noted above, FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets because these GAAP items assume that the value of real estate diminishes over time. However, unlike the ownership of our owned off-campus properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, when considering our FFO, we believe it is also a meaningful measure of our performance to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating measure of the properties, a measure we refer to as FFOM.  We also exclude impairment charges from FFOM, as we believe the inclusion of such charges is inconsistent with the treatment of gains and losses on the disposition of real estate, which are not included in FFO.  Additionally, we believe that excluding impairment charges from FFOM more appropriately presents the operating performance of the company’s real estate investments on a comparative basis.

About American Campus Communities

American Campus Communities, Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 87 student housing properties containing approximately 53,800 beds. The company also owns a minority interest in 18 joint venture properties containing approximately 9,800 beds. Including its owned, joint venture and third-party managed properties, ACC's total managed portfolio consists of 139 properties with approximately 88,600 beds. Additional information is available at www.americancampus.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	June 30 , 2010	December 31, 2009
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$1,977,475	$2,014,970
On-campus participating properties, net	63,755	65,690
Investments in real estate, net	2,041,230	2,080,660

Cash and cash equivalents	20,932	66,093
Restricted cash	31,615	29,899
Student contracts receivable, net	4,249	5,381
Other assets	52,874	52,948

Total assets	$2,150,900	$2,234,981

Liabilities and equity
Liabilities:
Secured mortgage, construction and bond debt	$947,041	$1,029,455
Senior secured term loan	100,000	100,000
Secured agency facility	94,000	94,000
Secured revolving credit facility	30,100	-
Accounts payable and accrued expenses	26,963	26,543
Other liabilities	44,380	45,487

Total liabilities	1,242,484	1,295,485

Redeemable noncontrolling interests	34,654	36,722

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	524	521
Additional paid in capital	1,101,686	1,092,030
Accumulated earnings and dividends	(226,266)	(189,165)
Accumulated other comprehensive loss	(6,059)	(4,356)
Total American Campus Communities, Inc. and Subsidiaries stockholder’s equity	869,885	899,030
Noncontrolling interests	3,877	3,744
Total equity	873,762	902,774

Total liabilities and equity	$2,150,900	$2,234,981

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Wholly-owned properties	$68,549	$64,153	$139,741	$129,488
On-campus participating properties	4,142	3,922	11,453	10,796
Third-party development services	1,628	886	2,202	1,938
Third-party management services	2,121	2,105	4,335	4,347
Resident services	242	205	494	445
Total revenues	76,682	71,271	158,225	147,014

Operating expenses:
Wholly-owned properties	32,288	31,794	63,764	62,284
On-campus participating properties	2,620	2,783	5,019	4,813
Third-party development and management services	2,796	2,810	5,895	5,787
General and administrative	2,616	2,829	5,369	5,577
Depreciation and amortization	17,795	19,591	35,283	38,923
Ground/facility leases	753	452	1,324	1,004
Total operating expenses	58,868	60,259	116,654	118,388

Operating income	17,814	11,012	41,571	28,626

Non-operating income and (expenses):
Interest income	16	40	33	79
Interest expense	(14,961)	(14,817)	(30,262)	(30,081)
Amortization of deferred financing costs	(1,015)	(769)	(2,057)	(1,559)
Loss from unconsolidated joint ventures	(711)	(483)	(2,125)	(1,037)
Other nonoperating income	-	402	-	402
Total nonoperating expenses	(16,671)	(15,627)	(34,411)	(32,196)

Income (loss) before income taxes and discontinued operations	1,143	(4,615)	7,160	(3,570)
Income tax provision	(142)	(135)	(285)	(270)
Income (loss) from continuing operations	1,001	(4,750)	6,875	(3,840)

Discontinued operations:
Loss attributable to discontinued operations	(5)	(547)	(4,288)	(948)
Loss from disposition of real estate	(59)	-	(3,705)	-
Total discontinued operations	(64)	(547)	(7,993)	(948)

Net income (loss)	937	(5,297)	(1,118)	(4,788)
Net income attributable to noncontrolling interests	(169)	(13)	(303)	(245)
Net income (loss) attributable to American Campus Communities, Inc. and Subsidiaries	$768	$(5,310)	$(1,421)	$(5,033)

Net income (loss) per share attributable to American Campus Communities, Inc. and Subsidiaries common stockholders – basic and diluted	$0.01	$(0.11)	$(0.03)	$(0.12)

Weighted-average common shares outstanding:
Basic	52,335,642	47,897,196	52,285,919	45,152,665
Diluted	52,853,003	47,897,196	52,829,613	45,152,665

Table 3
American Campus Communities, Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net income (loss) attributable to American Campus Communities, Inc. and Subsidiaries	$768	$(5,310)	$(1,421)	$(5,033)
Noncontrolling interests	169	13	303	245
Loss from disposition of real estate	59	-	3,705	-
Loss from unconsolidated joint ventures	711	483	2,125	1,037
FFO from unconsolidated joint ventures (1)	(437)	192	(1,244)	153
Real estate related depreciation and amortization	17,410	20,000	34,848	39,732
Funds from operations (“FFO”)	18,680	15,378	38,316	36,134

Elimination of operations of on-campus participating properties and unconsolidated joint venture:
Net loss (income) from on-campus participating properties	1,435	1,605	(710)	(409)
Amortization of investment in on-campus participating properties	(1,080)	(1,092)	(2,159)	(2,182)
FFO from Hampton Roads unconsolidated joint venture (2)	-	(56)	160	180
	19,035	15,835	35,607	33,723
Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow (3)	486	200	792	492
Management fees	188	176	521	499
Impact of on-campus participating properties	674	376	1,313	991
Elimination of provision for asset impairment – wholly-owned property (4)	-	-	4,036	-
Elimination of provision for asset impairments – unconsolidated joint ventures (5)	632	-	1,414	-
Funds from operations - modified (“FFOM”)	$20,341	$16,211	$42,370	$34,714

FFO per share - diluted	$0.35	$0.31	$0.71	$0.77

FFOM per share - diluted	$0.38	$0.33	$0.78	$0.74

Weighted average common shares outstanding - diluted	54,139,051	49,666,473	54,124,104	46,864,604

(1)
Represents our share of the FFO from three joint ventures in which we are a minority partner.  Includes the Hampton Roads Military Housing joint venture in which we have a minimal economic interest as well as our 10% minority interest in two joint ventures (the "Fidelity Joint Ventures") formed or assumed as part of the company's acquisition of GMH.  For the three and six months ended June 30, 2010, ACC's 10% share of the FFO of the Fidelity Joint Ventures, including impairment charges, was negative $0.4 million and negative $1.0 million, respectively.  For the three and six months ended June 30, 2010, ACC’s 10% share of the net operating income of the Fidelity Joint Ventures was $0.7 million and $1.4 million, respectively.

(2)
Our share of the FFO from the Hampton Roads Military Housing unconsolidated joint venture is excluded from the calculation of FFOM, as management believes this amount does not accurately reflect the company's participation in the economics of the transaction.

(3)
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment principal) and capital expenditures. Represents amounts accrued for the interim periods.

(4)
Represents an impairment charge recorded during the three months ended March 31, 2010 for Campus Walk - Oxford, a property that was sold in April 2010.  The impairment charge is included in loss attributable to discontinued operations on the accompanying consolidated statements of operations for the six months ended June 30, 2010.  Although impairment charges are included in the calculation of net income (loss) and FFO, the company excludes such charges from FFOM because it believes the inclusion of such charges is inconsistent with the treatment of gains and losses on the disposition of real estate, which are not included in FFO.  Additionally, the company believes that excluding impairment charges from FFOM more appropriately presents the operating performance of the company's real estate investments on a comparative basis.

(5)	Represents our share of impairment charges recorded during the three and six months ended June 30, 2010 for three properties owned through our unconsolidated Fidelity Joint Ventures.

CONTACT: American Campus Communities, Inc., Austin Gina Cowart, 512-732-1000